EXHIBIT 23.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-58129, 2-92048, 2-97522, 2-97523, 333-92615 and 333-92617) of AMC Entertainment Inc. and subsidiaries of our report dated May 21, 2001 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

June 25, 2001